EXHIBIT 23.6

The Board of Directors and Shareholders
Four Oaks Fincorp, Inc.
Four Oaks, North Carolina

We consent to the use of our report dated March 28, 2013, with respect to the consolidated financial statements of Four Oaks Fincorp, Inc. and Subsidiaries as of December 31, 2012, and for the year then ended, and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina
June 10, 2014